Exhibit 10.19

Authorized Distributor Agreement

This Authorized Distributor Agreement (this “Agreement”) is entered on _April 15, 2022 (“Effective Date”), by and between Zero Nox Inc., located at 1343 S. Main St., Porterville, California 93257 (“ZeroNox”), _Premier Sales and Leasing Inc._, located at _30517 Ivy Road, Visalia, CA 93291_ (“Distributor”). ZeroNox and Distributor are collectively referred to herein collectively as the “Parties” and individually as a “Party”.

WHEREAS, ZeroNox desires to sell its products through select dealers that offer excellent end user service;

WHEREAS, Distributor is an experienced seller of off-highway vehicles with a network of dealers available to help distribute products; and

WHEREAS, ZeroNox and Distributor desire to enter into this Agreement whereby Distributor sells ZeroNox’s products to end users.

NOW THEREFORE, in consideration of the mutual promises herein, and in consideration of the representations, warranties, and covenants herein contained, the Parties hereby agree as follows:

1. Appointment as Exclusive Distributor for Peak Material Handling Brand.

1.1 Subject to the terms and conditions of this Agreement and subject to such rules and instructions as ZeroNox may issue from time to time, ZeroNox hereby appoints Distributor as an exclusive Distributor limited to the following Counties in California: Kern, Tulare, Kings, Fresno, Madera, Merced, Stanislaus, San Joaquin, Sacramento, Yolo, Sutter, Yuba, Butte, Tehama, Glenn, Colusa, Lake, Napa, and Solanao for the products set forth on the Distributor Order Form. In order to maintain the territory exclusivity, Distributor must maintain a certain level of sales per year within the designated territory in quantities of the following:

Year 2022: 100 units

Year 2023: 150 units

Year 2024: 200 units

Year 2025+:300 units

2. Obligations of Distributor.

2.1 Distributor will energetically promote the sale and use of the Products. Without limitation to the generality of the foregoing, Distributor will:

2.1.1 Maintain adequate stock levels (including parts) to meet anticipated Product demand;

2.1.2	Maintain a brick-and-mortar distribution center for assembly of and support for the Products;
2.1.3	Maintain a staff of competent sales personnel to solicit dealerships for the sale of Products and provide excellent end user service and dealership support;
2.1.4	Act as a liaison between the dealers and ZeroNox when special questions or concerns arise;

2.1.5 Be certified by ZeroNox on assembly and servicing of the Products, and train dealers in the safe operation of the Products;

2.1.6

Arrange for and ensure the prompt and efficient warranty replacement or repair pursuant to the Terms and Conditions (as defined in Section 4.1 below), subject to the liabilities of ZeroNox under its product warranty of all Products sold by Distributor;

2.1.7 Abide by such reasonable rules and instructions as ZeroNox may promulgate; and

2.1.8

Comply with all applicable laws and regulations unless such compliance would be contrary to, or cause ZeroNox to incur financial detriment under the laws of the United States; and comply, without limitation, with any requirements for the registration or recording of this Agreement with local governmental entities.

2.2 All of the expenses incurred by Distributor relating to the sale of the Products and the provision of related services will be borne by Distributor except as otherwise expressly provided herein or agreed to in writing by ZeroNox.

2.3 Distributor is responsible for the payment of all costs and expenses, including shipping, handling, insurance, brokerage fees, taxes, customs, and other governmental charges incurred or imposed after Product passes through U.S. Customs as specified in the Terms and Conditions of Sale.

2.4 Distributor may not, without the consent of ZeroNox, reverse engineer, disassemble, modify or redesign any Product or component part thereof, or use any Product for any purpose other than that for which it is intended, or integrate any Product or component part thereof with any other equipment. Any such actions will render any Product warranties provided by ZeroNox null and void.

2.5 Distributor must maintain acceptable end user assistance and problem resolution to the end users of the Products.

2.6 Distributor agrees that without the prior written permission of ZeroNox, Distributor may sell any new Products only to end-user customers or to dealers within its distribution network.

2.7 Distributor agrees that without the prior written consent of ZeroNox, Distributor may not sell the Products through third-party or auction sales, including but not limited to those via Internet venues such as eBay or Amazon.com.

2.8 Distributor hereby represents and warrants to ZeroNox that Distributor is in good and substantial financial condition and is able to pay all bills when due. From time to time, if and when requested by ZeroNox, Distributor shall furnish ZeroNox with any financial statements or additional information as ZeroNox may deem necessary to determine Distributor’s financial condition.

3. Promotional Information.

3.1 ZeroNox will furnish Distributor with such quantities of standard information and marketing literature relating to the Products as is determined by ZeroNox to be reasonable. Upon the request of ZeroNox, Distributor will, in a timely manner, return all manuals, product information letters, and similar material provided to Distributor by ZeroNox. ZeroNox reserves the right to review and approve any promotional materials regarding the Products developed by Distributor prior to their use.

3.2 ZeroNox may, at its sole discretion, list Authorized ZeroNox Distributors on its website and other forums in whatever way it is deemed most useful to the end users of the Products.

4. Orders; Minimum Purchases.

4.1 All orders are subject to ZeroNox’s standard terms and conditions of sale in effect at the time the applicable order is accepted by ZeroNox (“Terms and Conditions”). By placing an order, Distributor will be deemed to have accepted the Terms and Conditions with respect to such order. All orders will be accepted or rejected by ZeroNox in accordance with the Terms and Conditions. ZeroNox shall endeavor to ship accepted orders within a reasonable time. However, ZeroNox shall not be liable to Distributor for any error in the filling of orders other than to correct the error, regardless of the cause therefore. In the event of Product shortages, ZeroNox shall have the right to allocate the available supply among its customers on a case by case basis in a manner deemed equitable by ZeroNox under the particular circumstances. ZeroNox shall have the right to make partial shipments with respect to Distributor’s orders, which shipments shall be invoiced separately and paid for when due, without regard to subsequent shipments. Delay in shipment or delivery of any particular installment shall not relieve Distributor from its obligation to accept any remaining installments, unless or until such delay extends to more than 12 months at which point Distributor may request that its obligation be relieved.

4.2 The minimum initial order for the Distributor is $1.5M, which can be a combination of different vehicle types offered by ZeroNox. ZeroNox may from time to time change the minimum reorder fees and minimum annual purchase amounts by written notification to Distributor. In addition, Distributor is expected to maintain an adequate stock of parts recommended by ZeroNox, which parts will be available from ZeroNox at 50% of MSRP.

4.3At the start of each Renewal Term (as defined in Section 11 below), the Distributor is expected to report to ZeroNox its expected unit sales for the Renewal Term.

5. Prices; Export Control.

5.1 ZeroNox’s confidential prices to Distributor for Products are listed on the current Distributor Order Form. Such prices may be amended from time to time by ZeroNox, at its sole discretion and Distributor will be notified of changes. The prices set forth in the Distributor Order Form are exclusive of taxes, and Distributor shall be responsible for the payment of taxes, if any, resulting from its purchase, resale or other dealings with the Products. In addition, ZeroNox reserves the right, without notice and without liability to Distributor of Distributor’s dealers or customers, to add to or eliminate Products offered for sale or to change the design or specifications for products.

5.2 ZeroNox’s obligations to sell and deliver the Products is subject in all respects to such United States laws and regulations as will from time to time govern the sale and delivery of goods abroad by persons subject to the jurisdiction of the United States. Distributor agrees that it will not directly or indirectly export, re-export, or transship any Products, even though otherwise permitted by this Agreement or by subsequent authorization from ZeroNox, except as is permitted by United States laws and regulations in effect from time to time. When requested by ZeroNox, Distributor will give written certification of its compliance with this paragraph.

5.3Distributor to pay 100% of order cost upfront unless agreed upon prior by both parties.

6. Confidentiality.

6.1 ZeroNox’s dealer and Distributor prices, and all data, information, technology, and trade secrets (including, without limitation, the identity of ZeroNox Distributors, dealers and customers and prospective Distributors, dealers and customers and their requirements, ZeroNox’s methods of doing business, ZeroNox’s proprietary technical documentation, and all information relating to the Products and ZeroNox’s operations) are deemed to be “Confidential Information.” Any Confidential Information that is disclosed to Distributor, or otherwise acquired or learned by Distributor, will be treated as proprietary and confidential and will, at all times, be and remain the exclusive property of ZeroNox. Neither Distributor nor any of its officers, directors, employees, or agents may (i) disclose any Confidential Information to any person, firm, or corporation except with ZeroNox’s prior written consent; or (ii) use any Confidential Information except as necessary to fulfill its obligations hereunder. The foregoing does not apply to Confidential Information which is in, or enters, the public domain unless by reason of a breach of this Agreement.

6.2 Distributor may disclose Confidential Information to its directors, officers, employees, and agents who have a need to know such Confidential Information, provided that each such person (or entity) is subject to a non-disclosure agreement with provisions at least as restrictive as those set forth in this Section 6.

6.3 Distributor’s obligations under this Section 6 will survive the expiration or termination of this Agreement, and will continue until such time as the Confidential Information enters the public domain, other than by reason of a breach of this Agreement. Distributor acknowledges that a breach of this Section 6 shall cause ZeroNox irreparable harm not fully compensable by money damages and that, upon such a breach, ZeroNox shall be entitled to immediate injunctive relief, without the requirement of posting bond, in addition to all other remedies available under this Agreement, at law or in equity.

6.4 Upon the expiration or termination of this Agreement, Distributor will promptly deliver to ZeroNox all sales literature then in its possession and all written materials which contain Confidential Information, without retaining copies thereof.

7. Relationship of Parties; Indemnification.

7.1 The relationship between the parties established by this Agreement is that of independent contractors in which ZeroNox is vendor and Distributor is vendee of the Products.

7.2 Distributor is not an agent or employee of ZeroNox, and accordingly has no right or authority to enter into any contracts in the name of or for the account of ZeroNox, nor to assume or create any obligation or liability of any kind, express or implied, on behalf of ZeroNox. Nothing stated in this Agreement shall be construed as creating the relationships of employer and employee, franchiser and franchisee, master and servant, principal and agent, partnership or joint venture between the Parties.

7.3 Subject to the rights granted to and the obligations undertaken by it pursuant to this Agreement, Distributor will conduct its business at its own initiative, responsibility, and expense. Distributor will indemnify and hold ZeroNox, and ZeroNox’s officers, directors, and employees harmless against any and all claims, losses, costs, expenses, liabilities, and damages arising directly or indirectly from, as a result of, or in connection with Distributor’s operations and/or the dealers’ operations within Distributor’s network pursuant to this Agreement, as well as ZeroNox’s costs, including attorneys’ fees, in defending against them.

7.4ZeroNox makes no express warranties to Distributor or its dealers. Any and all implied warranties with respect to Products or parts sold by ZeroNox to Distributor or its dealers, including but not limited to implied warranties of merchantability, fitness for a particular purpose, or non-infringement, hereby are excluded. Unless otherwise provided by applicable law, ZeroNox’s liability, if any, to Distributor or its dealers for any allegedly defective Product or part shall be limited to repair of replacement of the Product or part, at ZeroNox’s option, and the liability of ZeroNox, if any, for damages relating to defective Products or parts shall not exceed Distributor’s purchase price for the Product or Parts in question.

8. Trademarks and Trade Name.

8.1 Distributor acknowledges the exclusive ownership by ZeroNox or its subsidiaries or affiliates of all trademarks utilized worldwide in connection with ZeroNox Products (hereinafter “Trademarks”). As used herein, the term “Trademarks” shall include all marks, names, slogans, labels, logos and designs used by

ZeroNox, regardless of whether such items are registered by ZeroNox. Unless otherwise agreed upon by the parties in writing, Distributor will clearly identify the Products as products of ZeroNox and will sell, market, promote, advertise, and describe the Products under ZeroNox’s trademarks, trade names, model numbers, and other designations and terminology. Distributor will not use the Trademarks except as set forth herein and in connection with the sale and marketing of the Products. ZeroNox hereby grants to Distributor a revocable, non-exclusive, non-assignable, royalty-free license to use the Trademarks in the sales area in the form and format provided by ZeroNox solely for the purpose of marketing and selling the Products. Distributor shall refrain from affixing any additional trademarks to ZeroNox Products or otherwise utilizing ZeroNox Trademarks in combination with any other trademark(s). Distributor further shall refrain from affixing any ZeroNox Trademark to products other than the appropriate ZeroNox Products. Any unauthorized use of the Trademarks by Distributor will constitute an infringement of ZeroNox’s rights and a material breach of this Agreement.

8.2 ZeroNox will take such steps as it may deem necessary or desirable, at its sole discretion, to register and protect the Trademarks in the sales area. Distributor will fully cooperate with and assist ZeroNox in registering the Trademarks in sales area if ZeroNox has not already done this. Distributor shall not attempt to register the Trademarks.

8.3 ZeroNox makes no representations or warranties of non-infringement with respect to the Trademarks in the local sales area outside the United States. In the event of any infringement of or challenge to any of the Trademarks in the local sales area, Distributor will immediately notify ZeroNox. In no event will Distributor take any action with respect to such infringement or challenge without ZeroNox’s prior written consent. The parties agree that ZeroNox will have the right, but not the obligation, at any time to initiate or assume control of the prosecution of any infringement of, or defense of any challenge to, any of the Trademarks. If any action or proceeding to terminate any infringement or defend any challenge to the Trademarks in Distributor’s sales area is initiated or assumed by ZeroNox, Distributor will cooperate with and assist ZeroNox in the commencement, prosecution and resolution of such action and, in furtherance thereof, Distributor will execute any documents deemed necessary by ZeroNox. Distributor hereby waives, releases and holds harmless ZeroNox from any liability or obligation whatsoever with respect to any infringement or alleged infringement by Distributor of intellectual property rights of third parties outside the United States in connection with or as a result of the use of the Trademarks.

8.4 Any and all goodwill arising from Distributor’s use of the Trademarks will inure solely and exclusively to ZeroNox’s benefit. Upon any termination of this Agreement, the license granted in this Section 8 shall terminate immediately, and Distributor shall cease all use of the Trademarks immediately.

9. Rights to Inventions and Patent Rights.

9.1 Distributor will not be deemed by anything contained in this Agreement, or done pursuant to it, to acquire any right or title to, or interest in, any patent, now or hereafter covering, or applicable to any Product, nor in or to any invention or improvement now or hereafter embodied in any Product, whether or not such invention or improvement is patentable under the laws of any country.

9.2 ZeroNox has the option to prosecute any patent infringement claims and Distributor will cooperate with and render assistance to ZeroNox in such prosecution. Distributor will promptly notify ZeroNox in writing of any formal or informal notice to it or institution of any proceeding against it charging patent infringement. If any patent infringement claim is made against Distributor charging that Distributor’s use of the Product infringes any patent, ZeroNox, at its sole option, in order to mitigate any damages which might thereafter accrue both to ZeroNox and Distributor, may instruct Distributor to discontinue selling the Product in question until such time as the dispute is settled or may defend the patent infringement claim, in which case Distributor will cooperate and render assistance to ZeroNox on such defense. If Distributor fails to comply promptly with said instructions of ZeroNox, then ZeroNox will be discharged from any obligations or liabilities accruing thereafter.

10. Force Majeure.

Notwithstanding any provision contained herein to the contrary, neither ZeroNox nor Distributor is liable or responsible for delay in performance or for nonperformance during any period in which such performance is prevented or hindered by any cause beyond ZeroNox’s or Distributor’s reasonable control, including, but not limited to, fire, flood, war or act of war, embargo, labor difficulties, interruption of transportation, accident, explosion, riot or civil commotion, or other act of nature or other cause beyond their control. In the event force majeure conditions prevent the performance of either party for a period greater than ninety (90) calendar days, either party may terminate this Agreement by written notice to the other.

11. Term and Termination.

11.1 This Agreement is effective as of the Effective Date and will remain in effect, unless earlier terminated in accordance with the provisions of this Section 11, until the end of the calendar year (i.e. December 31) (“Initial Term”). This Agreement will automatically renew for an additional one (1) year term (a “Renewal Term”) unless either party notifies the other party in writing at least fifteen (15) calendar days prior to the end of the Initial Term or any Renewal Term.

11.2 This Agreement may be terminated by either party immediately upon written notice to the other party, upon the occurrence of any of the following events:

11.2.1	The filing of any voluntary petition in bankruptcy or for corporate reorganization or for any similar relief by the other party;
11.2.2	The filing of any involuntary petition in bankruptcy or its equivalent against the other party, not dismissed within sixty (60) calendar days from the filing thereof;
11.2.3

The appointment of a receiver or the equivalent for the other party or for the property of the other party by any court of competent jurisdiction, which receiver has not been dismissed within sixty (60) calendar days from the date of such appointment;

11.2.4	The inability admitted by the other party in writing to meet its debts as they mature; or
11.2.5

Occurrences similar to any of the foregoing under the laws of any jurisdiction, irrespective of whether such occurrences are voluntary or involuntary or whether they are by operation of law or otherwise.

11.3 This Agreement may be unilaterally terminated by ZeroNox, effective upon delivery of notice to the Distributor upon any breach by Distributor of the provisions of the Terms and Conditions and/or Sections 2.5, 6, 8 and/or 9 of this Agreement.

11.4 Without limiting Section 11.3, upon the breach of any obligation under this Agreement by the other party, the aggrieved party may give to the defaulting party notice of such breach, which notice will specify the exact nature of the breach and will expressly state the aggrieved party’s intention to terminate this Agreement in the event the breach is not remedied within thirty (30) days after the receipt of such notice, and if after the expiration of such period, the defaulting party has failed or refuses to remedy such breach, and to pay the damages caused thereby, this Agreement may be terminated forthwith, effective upon dispatch of notice by the aggrieved party to the defaulting party.

12. Effect of Termination.

12.1 Neither Party possesses nor will be deemed to possess any right of property in or incident to this Agreement, and the Parties agree that any termination of this Agreement according to the formalities specified herein will not constitute an unfair or abusive termination or create any liability not set forth in this Agreement of the terminating party to the terminated party. Unless expressly set forth herein, upon termination of this Agreement in any manner, neither Party is liable to the other, either for compensation or for damages of any kind, whether on account of the loss by ZeroNox or Distributor of present or prospective profits on present sales or prospective sales, investments or goodwill, and the Parties hereby waive any rights which may be granted to them by sovereign entities or political subdivisions in the local sales area which are not granted to them by this Agreement.

12.2 Notwithstanding anything to the contrary in this Agreement, no termination of this Agreement by either Party will affect any rights or obligations of either Party which are (i) vested pursuant to this Agreement as of the effective date hereof, or (ii) intended by the Parties to survive such expiration or termination.

12.3 The right of either Party to terminate is not an exclusive remedy, and either Party is entitled alternatively or cumulatively to damages for breach of this Agreement, to an order requiring performance of the obligations of this Agreement, or to any other remedy available under applicable law.

12.4 Upon expiration or termination of this Agreement, Distributor will deliver to ZeroNox all materials protected under Section 6.

13. Assignability.

The rights granted to Distributor under this Agreement are not assignable without the prior, written consent of ZeroNox. Any attempted assignment without the consent of ZeroNox is void ab initio. ZeroNox may assign its rights and obligations under this Agreement without the prior written consent of Distributor.

14. Notices and Other Communications.

Any notice, request, consent, demand, or other communication given or required to be given hereunder is effective when sent, if made in writing, and sent by electronic mail with a confirmation copy sent by courier or by mail to the respective addresses of the parties as follows:

To ZeroNox:

Zero Nox, Inc.

1343 S. Main St.

Porterville, CA 93257

Email: vonnc@zeronox.com

Phone: (559)560-8013

To Distributor: See address on signature page attached hereto.

15. No Waiver of Rights.

Failure at any time to require the other Party’s performance of any obligation under this Agreement does not affect the right to require performance of that obligation. Any waiver of any breach of any provision of this Agreement will not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver or modification of any right under this Agreement.

16. Dispute Resolution.

Any claim or dispute arising out of, or related to, this Agreement, or the making, performance, or interpretation thereof, shall be heard in the state of federal courts located in California, USA, and the parties hereby irrevocably consent to the jurisdiction of such courts for the resolution of such disputes. The fees, costs, and expenses, including attorney’s fees, of the substantially prevailing party will be borne by the non-prevailing party.

17. Counterparts.

This Agreement may be executed in any number of counterparts and each counterpart constitutes an original instrument, but all such separate counterparts constitute only one and the same instrument.

18. Severability.

Should any part of this Agreement be invalid, such invalidity will not affect the validity of any remaining portion which will remain in force and effect as if this Agreement had been executed with the invalid portion eliminated. It is the intent of the Parties hereto that they would have executed the remaining portion of this Agreement without including such invalid portion.

19. Law to Govern.

This Agreement is governed by and construed in accordance with the laws of the State of California, United States of America. The parties hereby expressly disclaim the operation of the United Nations Convention on the International Sale of Goods.

20. Headings.

The Section headings contained in this Agreement are for reference purposes only and have no effect in any way the meaning or interpretation of this Agreement.

21. Written Agreement to Govern.

This Agreement sets forth the entire understanding and supersedes prior agreements between the Parties relating to the subject matter contained herein and merges all prior discussions between them, and neither Party is bound by any definition, condition, representation, warranty, covenant, or provision other than as expressly stated in this Agreement or as subsequently set forth in writing and executed by a duly authorized officer of each Party.

IN WITNESS WHEREOF, the Parties hereto execute this Agreement.

Distributor signature:

Company:	Premier Sales and Leasing Inc.,		a company organized under the laws of
	California		(State or Country)
Signed by:	/s/ Gene A. Cuelho, Jr.
(Distributor Representative)
Print Name:	Gene A. Cuelho, Jr.
Its:	CEO	(Representative Title)

Date:	4/18/2022	(mm/dd/yy)

Mailing Address of Distributor (for written notice purposes):
30517 Ivy Road,
Visalia, CA 93291

Zero Nox, Inc. signature:

By:	/s/ Robert Cruess	Date:	4/18/2022
Signature
Print Name:	Robert Cruess	Title:	President
Zero Nox, Inc.